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                                                                       EXHIBIT 8
                                                September 11, 1997

Savers Life Insurance Company
8064 North Point Boulevard
Winston-Salem, NC 27106

     RE: Certain federal income tax consequences of Merger provided for in the Agreement and Plan of Merger by and among Standard Management Corporation ("SMC"), Standard Acquisition Corporation ("SAC") and Savers Life Insurance Company ("Savers Life") dated December 19, 1996, as amended (the "Merger Agreement"); capitalized terms herein have the meanings defined in the Agreement

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the proposed Merger. We have acted as your counsel in connection with the Merger in which SAC, a North Carolina corporation, will merge into Savers Life, a North Carolina domestic stock insurance company, pursuant to North Carolina law. In the Merger, each outstanding share of Savers Life Common Stock (the only class outstanding) is to be converted into $1.50 cash per share, which the holder of such share of Savers Life Common Stock may elect to receive in shares of SMC Common Stock, and a sufficient number of shares of SMC Common Stock that will have a value of $6.50 at the Effective Time. Stockholders also will be eligible to receive a Performance Premium of SMC Common Stock, together with interest paid in cash in each of the two years following closing. Cash will be paid in lieu of issuance of fractional shares. Savers Life stockholders are entitled by state law to dissent to the Merger.

     In giving this opinion we have reviewed, and with your permission we rely upon the facts contained in, the Merger Agreement, the Registration Statement on Form S-4 filed by SMC under the Securities Act of 1933 relating to the shares of SMC Common Stock to be issued in the Merger and to which this opinion is attached as an exhibit ("the S-4"), and Tax Certificates dated September 11, 1997 (the "Tax Certificates") in which officers of Savers Life and officers of SMC make certain representations on behalf of Savers Life, SMC and SAC regarding the Merger. We also have reviewed such other documents as we have considered necessary and appropriate.

     In giving this opinion we have made certain assumptions, with your permission. We have assumed that the statements in the Tax Certificates are true as of the date of this opinion, and that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement, (b) SMC's only outstanding stock (as that term is used in sec.368 of the Internal Revenue Code) is the SMC Common Stock and (c) that at least eighty percent (80%) of the merger consideration (exclusive of the Performance Premium) is paid in SMC Common Stock.

     Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Merger Agreement, for federal income tax purposes:

          (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

          (2) No gain or loss will be recognized by SMC, Savers Life or SAC due to consummation of the Merger by the exchange of SMC Common Stock and cash for Savers Life Common Stock upon the merger of SAC into Savers Life.
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          (3) No gain or loss will be recognized by the stockholders of Savers
     Life upon the receipt of SMC Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of Savers Life Common Stock.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of Savers Life Common Stock do not apply to any stock rights, warrants or options to acquire Savers Life Common Stock. The opinions stated as to Savers Life stockholders are general in nature and do not necessarily apply to any particular Savers Life stockholder, and, for example, may not apply to stockholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies, tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to stockholders who acquired Savers Life Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinions.

     We hereby consent to the filing of this opinion as an Exhibit to the S-4 and to all references to our firm included in or made a part of the S-4. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          WOMBLE CARLYLE SANDRIDGE & RICE,
                                          a Professional Limited Liability
                                          Company

                                          Zeb E. Barnhardt, Jr.